                                                                   Exhibit 12.1


                                 KENNAMETAL INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
                          (IN THOUSANDS, EXCEPT RATIOS)



                                                  Nine Months
                                                     Ended
                                                   March 31,                              Year Ended June 30,
                                            ------------------------  -------------------------------------------------------------

                                                2002         2001         2001         2000         1999        1998        1997
                                            -----------  -----------  -----------  -----------  ----------- ----------- -----------

Earnings:

   Pretax Income                            $    35,586  $    76,278  $    94,329  $   100,411  $    78,410 $   130,576 $   118,163

Add:

   (Income) / loss from equity investees           (498)        (319)        (455)        (597)         127         248        (310)

   Fixed charges                                 30,975       45,138       58,445       62,532       75,567      66,193      15,187

   Amortization of capitalized interest              13           13           13           13           13          13           4

   Distributed income of equity investees          --           --             39         --           --          --          --
                                            -----------  -----------  -----------  -----------  ----------- ----------- -----------

Sub-Total                                   $    66,076  $   121,110  $   152,371  $   162,359  $   154,117 $   197,030 $   133,044

Less:  Interest capitalized                        --           --           --           --           --           375         150
                                            -----------  -----------  -----------  -----------  ----------- ----------- -----------

Earnings                                    $    66,076  $   121,110  $   152,371  $   162,359  $   154,117 $   196,655 $   132,894
                                            ===========  ===========  ===========  ===========  =========== =========== ===========


Fixed Charges:

   Interest expense, net of capitalized
   interest                                 $    25,076  $    39,091  $    50,381  $    55,079  $    68,594 $    59,536 $    10,393

   Capitalized interest                            --           --           --           --           --           375         150

   Amortization of debt issuance costs                6            6            9            9            9           6        --

   Portion of rent expense
   representative of interest                     5,893        6,041        8,055        7,444        6,964       6,276       4,644
                                            -----------  -----------  -----------  -----------  ----------- ----------- -----------

Fixed Charges                               $    30,975  $    45,138  $    58,445  $    62,532  $    75,567 $    66,193 $    15,187
                                            ===========  ===========  ===========  ===========  =========== =========== ===========


Ratio of Earnings to Fixed Charges                 2.13         2.68         2.61         2.60         2.04        2.97        8.75
                                            ===========  ===========  ===========  ===========  =========== =========== ===========
